Lake Shore Bancorp, Inc. 8-K

Exhibit 99.1

Lake Shore Bancorp, Inc. 128 East Fourth Street Dunkirk, New York 14048	Investor/Media Contact: Rachel A. Foley Chief Financial Officer (716) 366-4070 ext. 1220

Lake Shore Bancorp Fourth Quarter 2010 Net Income
Increased 12% Compared to the Prior Year

Net Income For 2010 Increases 41% to $3.0 Million

Dunkirk, NY – January 31, 2011 – Lake Shore Bancorp, Inc. (the “Company”) (NASDAQ Global Market:  LSBK), the holding company for Lake Shore Savings Bank (the “Bank”), today announced net income of $895,000, or $0.16 per diluted share, for fourth quarter 2010, an increase of 11.9% compared to net income of $800,000, or $0.14 per diluted share, for the prior year quarter. The Company had net income of $3.04 million, or $0.53 per diluted share for 2010, an increase of 40.8% compared to net income of $2.16 million, or $0.37 per diluted share, for 2009.

Performance highlights for the fourth quarter and year ended December 31, 2010:

•	Net interest income of $3.5 million for the fourth quarter 2010, an increase of 8.1% compared to the prior year quarter;
•	2010 net interest income of $13.6 million, an increase of 15.7% compared to 2009;
•	Total assets of $479 million at December 31, 2010, an increase of 12.5% compared to December 31, 2009;
•	Total deposits grew by $57.4 million to $375.8 million at December 31, 2010, an 18.0% increase compared to December 31, 2009;
•
The net interest margin for the quarter ended December 31, 2010 improved by 5 basis points compared to the quarter ended September 30, 2010, and decreased 12 basis points compared to the fourth quarter 2009;

•	Asset quality remained strong with non-performing loans to total net loans ratio of 0.89% at December 31, 2010.

“Despite a very challenging business environment for financial institutions of all sizes, we have continued to post excellent results reflecting our commitment to our customers, communities and our common sense banking business model,” said Daniel P. Reininga, President and Chief Executive Officer. “Our 2010 results, characterized by double-digit net income and earnings asset growth, provide a solid foundation to build upon in 2011 and beyond.”

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Mr. Reininga assumed the position of President and Chief Executive Officer on January 28, 2011. He replaced David C. Mancuso who announced his intention to retire in July 2010, ending his 45-year career with the Company.

“The Company has benefited greatly from Dave’s leadership as President and CEO over the last 17 years, a period which included some very challenging times for the banking industry,” said Mr. Reininga. “We look forward to continuing to utilize his experience and perspective as he remains a member of our Board of Directors.”

The Company had net interest income of $3.5 million for fourth quarter 2010, an increase of $260,000, or 8.1% compared to fourth quarter 2009. The improvement in net interest income for the fourth quarter of 2010 was driven primarily by reduced interest expense which was $200,000 below the prior year period. Fourth quarter 2010 interest expense on deposits was $121,000 below the prior year quarter reflecting lower rates paid on deposits, despite a significant increase in average deposits throughout the year. Fourth quarter 2010 interest on long-term borrowings was down $76,000 compared to fourth quarter 2009, reflecting both lower rates and lower average borrowings.

Net interest income for 2010 was $13.6 million, an increase of $1.8 million, or 15.7%, compared to 2009. The primary reason for the improvement in net interest income was lower interest expense of $6.3 million, which was $1.6 million, or 20.3%, below 2009 interest expense. Interest expense on deposits in 2010 was $4.8 million, or 21.0%, below 2009. Interest expense on long-term borrowings for 2010, was $1.4 million, down 18.1% from 2009.

The fourth quarter 2010 provision for loan losses was $140,000, an increase of $130,000 compared with the comparable period in 2009, primarily related to growth in the Bank’s commercial loan portfolio and an increase in nonperforming loans. For 2010, the provision for loan losses was $2.1 million compared to a 2009 provision of $265,000. The increased provision for 2010 primarily reflected a $1.7 million charge-off related to a single commercial loan customer which occurred in the third quarter.

Non-interest income for the fourth quarter of 2010 was $695,000, an increase of $58,000, or 9.1%, compared to fourth quarter 2009. The current quarter included a gain on the maturity of an investment security of $142,000, representing a recovery of a previously recognized impairment loss. Bank service charges and fees for the fourth quarter were $456,000, a reduction of $89,000, or 16.3%, compared to fourth quarter 2009 primarily due to the implementation of new federal regulations which require banks to expand disclosures of overdraft fees and allows customers to “opt out” of these types of fees. 2010 non-interest income was $3.5 million, an increase of $1.0 million, or 43%, compared to 2009, and driven primarily by gains from the sale of investments of $1.1 million.

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Non-interest expense for the fourth quarter of 2010 was $2.8 million, an increase of $149,000, or 5.6%, compared with the prior year quarter. Non-interest expense for 2010 was $11.5 million, an increase of $498,000, or 4.5%, compared with the prior year. The higher operating expenses in the fourth quarter and year ended December 31, 2010 were primarily related to staffing and benefits increases and higher occupancy and equipment expenses which resulted from the Bank’s de novo branch opening in Depew, New York during the second quarter of 2010.

Net income before income taxes for the fourth quarter 2010 was $1.2 million, an increase of 3.3% compared to the 2009 fourth quarter. Net income before income taxes for 2010 was $3.4 million, an increase of $537,000, or 18.6% compared to the prior year.

Income tax expense for the year ended December 31, 2010 decreased by $345,000 in comparison to the year ended December 31, 2009.  During the 3rd quarter of 2010, the Company recognized a $399,000 tax benefit as a result of a recent change in New York State bank franchise tax law. The change conforms the loan loss deduction allowed under New York State bank franchise tax law to that allowed for Federal income tax purposes.

The Bank’s 2010 fourth quarter net interest margin was 3.11%, a 12-basis point decline compared to fourth quarter 2009, and a 5-basis point improvement compared to the third quarter of 2010. The Bank’s yield on interest earning assets for fourth quarter 2010 was 4.52%, a decline of 50-basis points compared to the prior year quarter, and reflective of general market conditions. The fourth quarter 2010 rate on interest bearing liabilities was 1.63%, a 46-basis point decline compared to fourth quarter 2009, and reflective of the Bank’s continued disciplined deposit pricing. For 2010, the Bank’s net interest margin was 3.21%, an 18-basis point improvement compared to 2009, primarily due to a 65-basis point decline in the rate on interest bearing liabilities offset by a decline in the Bank’s yield on interest earning assets.

The Bank’s ratio of nonperforming loans to total net loans at December 31, 2010 was 0.89%, an increase of 24 basis points compared to December 31, 2009, and a 2-basis point decline compared to a ratio of 0.91% at September 30, 2010. The Bank’s nonperforming loans ratio remains significantly below industry averages indicating generally stable and favorable asset quality. The allowance for loan losses on December 31, 2010 was 40.71% of non-performing loans, compared to 93.26% on December 31, 2009, and 35.18% of non-performing loans on September 30, 2010.

The Bank’s total assets grew by 12.5% to $479.0 million at December 30, 2010, compared to $425.7 million at December 31, 2009. The $53.4 million increase in total assets in 2010 was primarily a result of growth in securities available for sale, which increased by $35.5 million, and higher balances in cash and cash equivalents which increased by $11.5 million. Average interest earnings assets for 2010 were $424.2 million, an increase of 9.3% compared to 2009.

Deposits grew by $57.4 million to $375.8 million at December 31, 2010, an increase of 18% during 2010, primarily as a result of the Bank’s successful de novo branch opening in the second quarter of 2010 and deposit growth within the Bank’s remaining Erie County, NY branches.

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Dividend Declared

The Company’s Board of Directors approved a $0.07 cash dividend on Lake Shore Bancorp common stock, payable on February 22, 2011 to shareholders of record as of February 7, 2011, which is a 16.7% increase over the prior dividend payments of $0.06 per share. The current annual yield on the cash dividend is 3.1%, based on the closing price of the Company’s stock of $9.00 per share on January 26, 2011. Lake Shore, MHC, which owns 61.1% of the Company’s outstanding common stock as of January 26, 2011 elected to waive its right to receive its share of this dividend.

Profile

Lake Shore Bancorp, a federally-chartered mid-tier stock holding company, is the parent company of Lake Shore Savings Bank, a community-oriented financial institution operating ten full-service branch locations in Western New York, offering a broad array of retail and commercial lending and deposit services.  Lake Shore Bancorp common stock is traded on the NASDAQ Global Market as “LSBK”. Additional information about the company is available at www.lakeshoresavings.com.

This release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are based on current expectations, estimates and projections about the Company’s and the Bank’s industry, and management’s beliefs and assumptions.  Words such as anticipates, expects, intends, plans, believes, estimates and variations of such words and expressions are intended to identify forward-looking statements.  Such statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to forecast.  Therefore, actual results may differ materially from those expressed or forecast in such forward-looking statements.  The Company and Bank undertake no obligation to update publicly any forward-looking statements, whether as a result of new information or otherwise.

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Selected Financial Condition Data
	December 31,	December 31,
	2010	2009
	(Unaudited)
	(Dollars in thousands)

Total Assets	$479,047	$425,656
Cash and cash equivalents	33,514	22,064
Securities available for sale	153,924	118,381
Loans receivable, net	263,031	259,174
Total deposits	375,785	318,414
Short-term borrowings	5,000	6,850
Long-term debt	34,160	36,150
Total equity	55,120	55,446

Selected Operating Data:
	Twelve Months Ended		Three Months Ended
	December 31,		December 31,
	2010	2009	2010	2009
	(Unaudited)		(Unaudited)
	(Dollars in thousands)		(Dollars in thousands)

Interest Income	$19,926	$19,693	$5,034	$4,974
Interest Expense	6,316	7,929	1,576	1,776
Net Interest Income	13,610	11,764	3,458	3,198
Provision for Loan Loss	2,115	265	140	10
Net Interest Income after Provision for Loan Loss	11,495	11,499	3,318	3,188
Total non-interest income	3,454	2,415	695	637
Total non-interest expense	11,533	11,035	2,834	2,685
Income before income taxes	3,416	2,879	1,179	1,140
Income taxes	373	718	284	340
Net Income	$3,043	$2,161	$895	$800
Basic and Diluted Earnings per Share*	$0.53	$0.37	$0.16	$0.14
Dividends declared per share	$0.24	$0.20	$0.06	$0.05

* The Company had no dilutive securities during the periods ended December 31, 2010 and 2009.

Lake Shore Bancorp, Inc.
Selected Financial Information

SELECTED FINANCIAL RATIOS:

	Three Months Ended
	December 31,
	2010	2009
	(Unaudited)

Return on average assets	0.75%	0.75%
Return on average equity	6.21%	5.71%
Average interest-earning assets to average interest-bearing liabilities	114.86%	116.31%
Interest rate spread	2.89%	2.93%
Net interest margin	3.11%	3.23%

	Year Ended
	December 31,
	2010	2009
	(Unaudited)

Return on average assets	0.67%	0.52%
Return on average equity	5.32%	3.93%
Average interest-earning assets to average interest-bearing liabilities	115.39%	116.16%
Interest rate spread	2.98%	2.70%
Net interest margin	3.21%	3.03%

	December 31,	December 31,
	2010	2009
	(Unaudited)

Asset Quality Ratios:
Non-performing loans as a percent of total net loans	0.89%	0.65%
Non-performing assets as a percent of total assets	0.55%	0.47%
Allowance for loan losses as a percent of total net loans	0.36%	0.60%
Allowance for loan losses as a percent of non-performing loans	40.71%	93.26%